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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                                 MARCH 26, 1998
                Date of Report (Date of Earliest Event Reported)




                               NASHUA CORPORATION
             (Exact Name of Registrant as Specified in its Charter)



                                    DELAWARE
                 (State or Other Jurisdiction of Incorporation)



         1-5492-1                                         02-0170100
(Commission File Number)                   (I.R.S. Employer Identification No.)



                               44 FRANKLIN STREET
                           NASHUA, NEW HAMPSHIRE 03060
                    (Address of Principal Executive Offices)


                                  (603)880-2323
              (Registrant's Telephone Number, Including Area Code)



                                 NOT APPLICABLE
          (Former Name or Former Address, if Changed Since Last Report)



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                    INFORMATION TO BE INCLUDED IN THE REPORT


ITEM 5 - OTHER EVENTS

On March 26, 1998, Nashua Corporation issued the following press release:


                      NASHUA CORPORATION ANNOUNCES SALE OF
                   NORTHERN IRELAND FILM PROCESSING OPERATION

                         COMPANY FOCUSED ON GROWING ITS
         SPECIALTY COATED PRODUCTS, IMAGING SUPPLIES AND LABEL DIVISIONS


                  Nashua, NH, March 26, 1998 -- Nashua Corporation (NYSE: NSH) today announced that it has agreed in principle to the sale of its $14 million (U.S. revenue) Northern Ireland wholesale film-processing operation to an affiliate of the Spectra Photo Group, a closely held Republic of Ireland-based photofinishing company, for approximately $6.0 million ((pound)3.6 million) in cash and the assumption of certain liabilities, subject to customary closing conditions. Nashua will be retaining and liquidating the accounts receivable of the business of approximately $1.6 million. The Company expects the transaction to be completed within the next several days.

                  The proposed sale of Nashua's Northern Ireland photo business is the second of two transactions that will result in the divestiture of its entire $143 million photofinishing business. On March 10, Nashua announced its agreement to sell its United States, United Kingdom and Canadian photofinishing operations to a closely held U.S. company for $52.5 million in cash and the assumption of certain liabilities. As result of these actions, Nashua is now composed of three divisions - Specialty Coated Products, Imaging Supplies and Label.

                  Nashua expects that net proceeds on the disposal of its entire photofinishing business will approximate net book value of $41 million. BT Alex. Brown advised the Company in connection with the transaction announced today.

                  Gerald G. Garbacz, chairman, president and chief executive officer, stated, "The sale of our Northern Ireland photo operation represents a key element in our strategy to focus on healthy, expanding markets with a set of differentiated products. We will now devote our energies and resources to our Imaging Supplies, Specialty Coated Products and Label Divisions, each of which we believe has attractive opportunities for growth. Nashua's new direction, coupled with the ongoing initiatives of our continuing divisions, should enable us to enhance shareholder value by generating consistent, long-term profitable growth."

                  Nashua, as previously indicated, expects that a portion of the proceeds from the two sales would be reinvested in the continuing businesses with the remainder distributed to shareholders. The Company plans to announce the details concerning the distribution of proceeds by mid-year.


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                  This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. When used in this press release, the words "expects," "will result," "believe," "should," "expanding" and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, but are not limited to, the successful sale of its remaining photofinishing businesses, the Company's future capital needs, fluctuations in customer demand, intensity of competition from other vendors, timing and acceptance of new product introductions, general economic and industry conditions, and other risks set forth in the Company's filings with the SEC. The Company assumes no obligation to update the information contained in this press release.

                  Nashua Corporation markets specialty imaging products and services to industrial and commercial customers. The Company's products include thermal papers, pressure- sensitive labels and specialty papers, as well as copier, ink jet and laser printer supplies.



                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                               NASHUA CORPORATION



Date:  March 26, 1998            By /S/PAUL BUFFUM
                                   ----------------
                                   Paul Buffum
                                   Vice President, General Counsel
                                   and Secretary